Exhibit 99.1
Lifecore Biomedical Reports Third Quarter Fiscal 2025 Financial Results and Provides Corporate Update
-- Recorded Revenues of $35.2 Million for Q3 Fiscal 2025 --
-- Signed Multiple Development Agreements with New and Existing Customers --
-- Strengthened Balance Sheet through Sale of Excess Capital Equipment, Raising Approximately $17.0 Million --
Conference Call Today at 4:30pm ET
CHASKA, Minn., April 3, 2025 -- Lifecore Biomedical, Inc. (NASDAQ: LFCR) (“Lifecore”), a fully integrated contract development and manufacturing organization (“CDMO”), today announced its financial results for the third quarter of fiscal 2025.
Highlights from Third Quarter of Fiscal 2025
“During the third quarter, Lifecore continued to aggressively and successfully execute our stated plan for the year, with noteworthy accomplishments across multiple areas of the business. During the third quarter, our team signed multiple new agreements with both new and existing customers. Our revenues for the period were strong and on target with our guidance for the year. Furthermore, our cash balance was strengthened through the sale of our unused filler. Lastly, significant improvements and efficiencies were made throughout the business to enhance our overall operations and improve margins. Today, we believe Lifecore is stronger financially, and our manufacturing pipeline is more developed than at any point in the company’s recent history. We are excited to build on this momentum that we believe will position us well to achieve sustainable profitability in the not too distant future,” stated Paul Josephs, president and chief executive officer of Lifecore.
Third Quarter Developments
New Business
•The company signed multiple new agreements during the third quarter with both new and existing customers, including a project expansion with a large multi-national pharmaceutical customer. These new and expanded projects span the range of Lifecore’s capabilities and the company is pleased to continue as the partner of choice for many of its existing customers.
Operations
•To support the company’s value creation strategy, Lifecore has continued to implement important organizational strategies and measures to enhance its sustainability and profitability. Specifically, the company is actively continuing to look for opportunities to reduce operational expenses, facilitate a performance-driven culture, and strengthen its recognized commitment to quality. The company made progress in each of these areas during the third quarter, resulting in improved operational efficiencies and margins.
Financial and Corporate
•In January, Lifecore announced that it had entered into an agreement with a non-competitive buyer for the sale of the company’s previously purchased, but not yet installed, high-speed, multi-purpose isolator filler. Under the terms of the agreement, the buyer has agreed to pay Lifecore an aggregate purchase price of $17 million in exchange for the filler, of which $7 million was paid at closing and the remaining payments are payable in three tranches over the next 18 months. As a reminder, Lifecore recently installed a high-speed 5-head filler, providing the company with a maximum of $300 million of revenue-generating capacity to support its mid-term and long-term revenue growth objectives. Given this currently available capacity, the uninstalled filler represented a compelling opportunity to monetize unused equipment and enhance the company’s financial position.
Consolidated Third Quarter Fiscal 2025 Financial Results
Revenues for the three months ended February 23, 2025, were $35.2 million, a decrease of 2% compared to $35.7 million for the comparable prior year period. The decrease in revenues was primarily due to a $1.5 million decrease in CDMO revenues, which included $1.7 million of lower sales volume from a customer termination and $1.5 million lower development revenue due to completion of discrete project life-cycles and timing of customer projects, partially offset by $1.1 million of value focused customer pricing initiatives and a $0.9 million contractual take-or-pay arrangement. In addition, hyaluronic acid (“HA”) manufacturing revenues increased $1.0 million primarily from increased demand from a customer due to their supply chain initiatives.
Gross profit for the three months ended February 23, 2025, was $9.8 million, compared to $11.9 million for the same period last year. The $2.0 million unfavorable gross profit is due to a $3.0 million decrease in CDMO gross profit which reflected a $2.5 million fluctuation on the adjustment of inventories to their net realizable value, primarily due to the absence of a favorable adjustment in the prior year due to an improvement in sales prices, and a $0.9 million decrease due to a customer termination resulting in write-off of inventory and equipment that was partially offset by $0.5 million due to an overall favorable sales mix that included a contractual take-or-pay arrangement, lower development revenue and pricing improvements. There was also a $1.0 million increase in HA manufacturing gross profit due to increased volumes and manufacturing variances.
Selling, general and administrative expenses for the three months ended February 23, 2025, were $10.1 million, compared to $9.8 million for the same period last year. The increase in SG&A expenses was primarily due to a $1.1 million increase in stock based compensation, the majority of which was related to new hire performance stock unit grants to principal executive officers, and partially offset by $0.7 million in reduced consulting expenses resulting from the finance and accounting transformation. Also included in selling, general and administrative expenses for the current period is $2.2 million primarily related to legal expenses related to legacy matters. The prior period included $2.3 million primarily related to incremental audit and consulting fees related to the financial restatement and expenses related to the divestiture of Curation Foods.
Interest expense was $5.5 million for the three months ended February 23, 2025, an increase compared to $4.3 million for the same period last year. The increase in interest expense, net was primarily a result of an increase of $0.9 million related to the growth in principal, net of unamortized discount, under the Alcon term loans due to interest paid-in-kind and amortization of the initial debt derivative value. There was an additional net increase of $0.3 million primarily from a reduction in capitalized interest related to the idling, then sale, of the isolator filler.
For the three months ended February 23, 2025, the company recorded net loss of $14.8 million and $0.47 of loss per diluted share, as compared to net income of $15.6 million and $0.42 of income per diluted share, for the same period last year, which included an unusually large favorable $21.0 million non-cash fair market value adjustment to the debt derivative liability associated with the term loan credit facility. Adjusted EBITDA* for the three months ended February 23, 2025, was $5.7 million, a decrease of $0.7 million compared to $6.4 million in the prior year period. The decrease in Adjusted EBITDA was primarily due to the decrease in gross profit, exclusive of the inventory and equipment write-off, of $1.1 million.
*Adjusted EBITDA is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures in this release).

Consolidated First Nine Months Fiscal 2025 Financial Results
Revenues for the nine months ended February 23, 2025, were $92.4 million, an increase of 2% compared to $90.4 million for the comparable prior year period. The increase in revenues was due to a $3.0 million increase in HA manufacturing demand primarily due to Lifecore’s largest customer's supply chain initiatives. The decline in CDMO revenues is primarily due to $2.7 million of reduced volumes primarily driven by a customer working down inventory levels built in the prior year period, $1.7 million of lower sales volume from a customer termination, and $1.7 million lower development revenue due to completion of discrete project life-cycles and timing of customer projects, partially offset by $5.0 million of value focused customer pricing initiatives and a $0.9 million contractual take-or-pay arrangement.
Gross profit for the nine months ended February 23, 2025, was $26.3 million, compared to $24.6 million for the same period last year. The $1.7 million improvement in gross profit is due to a $1.7 million increase in HA manufacturing gross profit due to increased volumes and manufacturing variances. There were a combination of factors within CDMO gross profit that offset, including a $2.7 million fluctuation on the adjustment of inventories to their net realizable value, primarily due to the absence of a favorable adjustment in the prior year due to an improvement in sales prices, and a $0.9 million decrease due to a customer termination resulting in write-off of inventory and equipment which were negated by $3.6 million due to a favorable overall sales mix that included a contractual take-or-pay arrangement, lower development revenues and pricing improvements.
Selling, general and administrative expenses for the nine months ended February 23, 2025, were $35.1 million, compared to $28.2 million for the same period last year. The increase in SG&A expenses was primarily due to a $3.8 million increase in stock based compensation, the majority of which was related to new hire performance stock unit grants to principal executive officers and a $0.5 million increase primarily related to consulting legal and accounting fees. Also included in SG&A for the current period is $9.5 million primarily related to various legacy legal matters and costs related to the financial restatement. The prior period included $7.2 million primarily related to incremental audit and consulting fees related to the financial restatement and expenses related to strategic alternatives and the divestiture of Curation Foods.
Interest expense was $16.3 million for the nine months ended February 23, 2025, an increase compared to $12.3 million for the same period last year. The increase in interest expense, net was primarily a result of an increase of $2.8 million related to the growth in principal, net of unamortized discount, of the Alcon term loans due to interest paid-in-kind and amortization of the initial debt derivative value. There was an additional net increase of $1.2 million primarily from a reduction in capitalized interest related to the idling, then sale, of the isolator filler.
For the nine months ended February 23, 2025, the company recorded net loss of $37.6 million and $1.24 of loss per diluted share, as compared to net income of $19.1 million and $0.52 of income per diluted share, for the same period last year, which included an unusually large favorable $41.9 million non-cash fair market value adjustment to the debt derivative liability associated with the term loan credit facility. Adjusted EBITDA* for the nine months ended February 23, 2025, was $10.4 million, a $0.6 million increase from $9.8 million in the prior year period. The increase in Adjusted EBITDA was primarily due to the increase in gross profit, exclusive of the inventory and equipment write-off, of $0.8 million.
Financial Guidance
For the full fiscal year 2025, the company is reiterating its financial guidance and expects revenue to be approximately $126.5 to $130 million and Adjusted EBITDA* to be in the range of $19 to $21 million.

*Adjusted EBITDA is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures in this release).

Earnings Webcast
Lifecore Biomedical will host a conference call today, April 3, 2025, at 4:30 p.m. ET to discuss the company’s third quarter fiscal 2025 financial results. The webcast can be accessed via Lifecore’s Investor Events & Presentations page at: https://ir.lifecore.com/events-presentations. An archived version of the webcast will be available on the website for 30 days.
About Lifecore Biomedical
Lifecore Biomedical, Inc. is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes, vials and cartridges, including complex formulations. As a leading manufacturer of premium, injectable-grade hyaluronic acid, Lifecore brings more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the company, visit Lifecore’s website at www.lifecore.com.
Non-GAAP Financial Information
This press release contains non-GAAP financial information, including Adjusted EBITDA. The company has included a reconciliation of Adjusted EBITDA to Net (loss) income, the most directly comparable financial measure calculated in accordance with GAAP. See the section entitled “Non-GAAP Reconciliations” in this release for the company’s definition of Adjusted EBITDA and a reconciliation thereof to Net (loss) income.
The company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the company’s results reported in accordance with GAAP. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. These non-GAAP financial measures should be read in conjunction with the company’s consolidated financial statements presented in accordance with GAAP.
Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. In addition, all statements regarding our current operating and financial expectations in light of historical results, anticipated capacity and utilization, anticipated liquidity, and anticipated future customer relationships usage are forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, government regulations affecting our business, the timing of regulatory approvals, the company’s ability to successfully enact its business strategies, including with respect to installation, capacity generation and its ability to attract demand for its services, its ability expand its relationship with its existing customers or attract new customers, the impact of inflation on the company’s business and financial condition, indications of a change in the market cycles in the CDMO market; changes in business conditions and general economic conditions both domestically and globally including rising interest rates, fluctuation in foreign currency exchange rates, access to capital, and tariffs and global trade tensions; and other risk factors set forth from time to time in the company’s SEC filings, including, but not limited to, the Annual Report on Form 10-K for the year ended May 26, 2024 (the

“2024 10-K”). For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in the 2024 10-K. Forward-looking statements represent management’s current expectations as of the date hereof and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.
Lifecore Biomedical, Inc. Contact Information:
Stephanie Diaz (Investors)
Vida Strategic Partners
415-675-7401
sdiaz@vidasp.com
Tim Brons (Media)
Vida Strategic Partners
415-675-7402
tbrons@vidasp.com
Ryan D. Lake (CFO)
Lifecore Biomedical
952-368-6244
ryan.lake@lifecore.com

LIFECORE BIOMEDICAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except share and per share amounts)	February 23, 2025	May 26, 2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$5,417	$8,462
Accounts receivable, net of allowance for credit losses of $897 and $711	11,364	16,985
Accounts receivable, related party	16,136	10,099
Current portion of note receivable	8,000	—
Contract assets	6,150	4,069
Inventories, net	34,596	39,979
Prepaid expenses and other current assets	2,548	1,439
Total current assets	84,211	81,033
Property, plant, and equipment, net of accumulated depreciation of $55,498 and $50,334	128,223	149,165
Operating lease right-of-use assets	2,233	2,442
Goodwill	13,881	13,881
Intangible assets, net of accumulated amortization of $3,700	4,200	4,200
Other assets	4,945	3,239
Total assets	$237,693	$253,960
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$7,405	$16,334
Current portion of operating lease liabilities	3,966	3,963
Accrued expenses and other current liabilities	19,745	18,575
Total current liabilities	31,116	38,872
Debt, net of current portion	8,346	22,906
Debt, net of current portion, related party	115,663	100,819
Debt derivative liability, related party	23,900	25,400
Operating lease liabilities, net of current portion	1,436	1,729
Other liabilities	9,806	10,332
Total liabilities	190,267	200,058
Commitments and contingencies
Series A Redeemable Convertible Preferred Stock, $0.001 par value; 2,000,000 shares authorized; 44,894 and 42,461 shares issued and outstanding, redemption value $45,455 and $42,991	45,197	42,587
Stockholders’ equity:
Common Stock, $0.001 par value; 75,000,000 shares authorized; 37,025,331 and 30,562,961 shares issued and outstanding	37	31
Additional paid-in capital	206,285	177,807
Accumulated deficit	(204,093)	(166,523)
Total stockholders’ equity	2,229	11,315
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$237,693	$253,960

LIFECORE BIOMEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
(in thousands)	February 23, 2025	February 25, 2024	February 23, 2025	February 25, 2024
Revenues	$16,233	$17,054	$52,560	$54,528
Revenues, related party	18,921	18,650	39,863	35,847
Total revenues	35,154	35,704	92,423	90,375
Cost of goods sold	25,309	23,810	66,107	65,797
Gross profit	9,845	11,894	26,316	24,578
Research and development expenses	2,045	2,170	6,155	6,414
Selling, general, and administrative expenses	10,093	9,848	35,066	28,237
Loss on sale or disposal of assets, net of portion classified as cost of sales	6,851	—	6,895	2
Restructuring (recovery) costs	(115)	771	772	918
Operating loss	(9,029)	(895)	(22,572)	(10,993)
Interest expense, net	(641)	(921)	(2,558)	(2,546)
Interest expense, related party	(4,840)	(3,368)	(13,756)	(9,754)
Change in fair value of debt derivative liability, related party	(600)	21,000	1,500	41,900
Other income (expense), net	333	(814)	(174)	(1,950)
(Loss) income from continuing operations before income taxes	(14,777)	15,002	(37,560)	16,657
Income tax benefit (expense)	8	(217)	(10)	(240)
(Loss) income from continuing operations	(14,769)	14,785	(37,570)	16,417
Income from discontinued operations	—	847	—	2,679
Net (loss) income	$(14,769)	$15,632	$(37,570)	$19,096

LIFECORE BIOMEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except share and per share amounts)	February 23, 2025	February 25, 2024	February 23, 2025	February 25, 2024
Net (loss) income	$(14,769)	$15,632	$(37,570)	$19,096
Preferred stock dividends	(2,466)	—	(2,466)	—
Accretion of preferred stock to redemption value	(144)	—	(144)	—
Fair value of conversion ratio improvement to preferred stockholders	—	—	(2,132)	—
(Loss) income available to common stockholders	$(17,379)	$15,632	$(42,312)	$19,096

Basic income or loss per share:
(Loss) income from continuing operations available to common stockholders	$(0.47)	$0.48	$(1.24)	$0.54
Income from discontinued operations	—	0.03	—	0.09
Basic (loss) income per share	$(0.47)	$0.51	$(1.24)	$0.63

Diluted income or loss per share:
(Loss) income from continuing operations available to common stockholders	$(0.47)	$0.40	$(1.24)	$0.45
Income from discontinued operations	—	0.02	—	0.07
Diluted (loss) income per share	$(0.47)	$0.42	$(1.24)	$0.52

Weighted average shares outstanding:
Basic	37,020,570	30,487,596	34,080,062	30,449,673
Diluted	37,020,570	36,608,904	34,080,062	36,468,871

Non-GAAP Financial Reconciliations
Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income or loss before (i) interest expense, net of interest income, (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) stock-based compensation, (v) change in fair value of debt derivatives, (vi) financing fees (non-interest), (vii) loss on sale or disposal of assets, (viii) reorganization costs, (ix) restructuring costs, (x) franchise tax equivalent to income tax, (xi) contract cancellation costs, (xii) loss (income) from discontinued operations (xiii) stockholder activist settlement costs, and (xiv) start-up costs, as well as any items that may arise from time to time that, in management’s judgment, significantly affect the assessment of earnings results between periods. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

	Three months ended		Nine months ended
(in thousands)	February 23, 2025	February 25, 2024	February 23, 2025	February 25, 2024
Net (loss) income (GAAP)	(14,769)	15,632	(37,570)	19,096
Interest expense, net	5,481	4,289	16,314	12,300
Income tax (benefit) expense	(8)	217	10	240
Depreciation and amortization	2,076	2,006	6,113	5,940
Stock-based compensation	2,552	1,493	8,343	4,603
Change in fair value of debt derivatives	600	(21,000)	(1,500)	(41,900)
Financing fees (non-interest)	—	1,009	643	2,371
Loss on sale or disposal of assets	7,638	—	7,638	2
Reorganization costs (a)	2,246	2,283	8,301	7,182
Restructuring (recoveries) costs (a)	(115)	771	772	918
Franchise tax equivalent to income tax	3	50	103	226
Contract cancellation costs	—	—	—	297
Income from discontinued operations	—	(847)	—	(2,679)
Stockholder activist settlement (a)	—	—	1,260	—
Start-up costs	—	474	—	1,200
Adjusted EBITDA	$5,704	$6,377	$10,427	$9,796
(a)Restructuring, reorganization and stockholder activist settlement costs of $2.1 million and $10.3 million were incurred for the three and nine months ended February 23, 2025, respectively. Restructuring, reorganization and stockholder activist settlement costs of $3.1 million and $8.1 million were incurred for the three and nine months ended February 25, 2024, respectively. These costs primarily related to elevated accounting fees associated with the fiscal 2024 audit, legal expenses, consulting fees and severance costs from the restructuring reductions in force and former CEO in fiscal year 2024 and former CFO departure in fiscal year 2025.

2025 Guidance Compared to Fiscal Year 2024 Results

	Year ending			Year ended
(in thousands)	May 25, 2025			May 26, 2024
	(estimate)
Revenues	$126,500	—	$130,000	$128,261

Net (loss) income (GAAP) (a)	$(38,600)	—	$(36,600)	$12,013
Interest expense, net	22,000			18,090
Income tax expense (benefit)	—			183
Depreciation and amortization	8,200			7,954
Stock-based compensation	10,500			6,201
Change in fair value of debt derivatives	(3,000)			(39,500)
Financing fees (non-interest)	600			3,513
Loss on sale or disposal of assets			7,600	—
Reorganization costs (b)	11,400			9,796
Restructuring (recoveries) costs (b)	(1,200)			1,656
Franchise tax equivalent to income tax	200			272
Contract cancellation costs	—			567
Loss (income) from discontinued operations	—			(2,682)
Stockholder activist settlement (b)	1,300			459
Start-up costs	—			1,684
Adjusted EBITDA	$19,000	—	$21,000	$20,206
(a)We previously estimated net loss to be $28.6 million to $26.6 million, which we now estimate will be $38.6 million to $36.6 million. The increase is due to loss on disposal of assets, elevated legal expenses related to the civil litigation, change in fair value of debt derivatives, higher interest expense, and higher reorganization expense, partially offset by lower restructuring expense related to the resolution of a historical lease obligation of the Curation Foods business.
(b)We previously estimated restructuring, reorganization, stockholder activist settlement costs to be $10.3 million, which we now estimate will be approximately $11.5 million of which $10.3 million was incurred in the nine months ended February 23, 2025. The overage is due to elevated legal expenses related to the civil litigation and severance for restructured roles, partially offset by lower restructuring expense.